Exhibit 10.12

AMENDMENT TO
CINCINNATI BELL INC. PENSION PROGRAM
The Cincinnati Bell Inc. Pension Program (the “Plan”) is hereby amended, effective as of December 31, 2011 and in order to provide that any amendments made to the Cincinnati Bell Management Pension Plan that both reduce benefits (or the rate of benefit accruals) under such plan and become effective on or after December 31, 2011 will be disregarded when determining the benefits provided under the Plan to any Plan participant, by revising Plan subsection 2.14 in its entirety to read as follows.
2.14    “Pension Plan” means the Cincinnati Bell Management Pension Plan, as such plan exists as of the Effective Amendment Date and as it may thereafter be amended, including both the part of such plan that is intended to qualify as a tax-favored plan under Section 401(a) of the Code and the part of such plan that is not intended to qualify as a tax-favored plan under Section 401(a) of the Code and instead is subject to the requirements of Section 409A of the Code, but disregarding any amendment made to any part of such plan that both reduces any benefits (or the rate of benefit accruals) under such plan and becomes effective on or after December 31, 2011. The Pension Plan is a defined benefit pension plan that is sponsored by CBI.
IN ORDER TO EFFECT THE FOREGOING PLAN CHANGE, the Plan's sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.
By:	Christopher J. Wilson
Title:	Vice President, General Counsel and Secretary
Date:	December 20, 2010